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                                                                   EXHIBIT 10(q)


November 29, 1999



Mr. Anthony Wilkinson
9 Talbot Fold
Roundhay Leeds LS813LU
United Kingdom

Re:  Employment at Ashworth UK Ltd.

Dear Tony:

In accordance with our recent discussions, we are pleased to confirm our offer to you of a position with Ashworth UK Ltd. (the "Company") upon the following terms and conditions:

1. Position; Reporting; Commencement. The initial position shall be Managing Director, and you shall report to Randall Herrel in his position of President/CEO. You shall commence employment on April 1, 1999. You will be required to observe the Company's personnel and business policies and procedures. In the event of any conflict, the terms of this letter will control.

2. Base Salary; Reviews. You will receive an annual salary of 81,250 British Pounds less applicable withholding and deductions, which is payable monthly. Employees are generally given performance reviews on or about October of each year.

3. Bonus Program. You have an opportunity to receive a bonus of 12,500 British Pounds based on profitability. This is a cash bonus and is paid on the first Friday of February following the close of the prior fiscal year (October 31).

4. Stock Options. The Company will grant you 15,000 options to purchase shares of the Company's common stock at an exercise price equal to the closing share price the day your employment commences. The options will vest over a three year period, i.e., 5,000 vesting on April 1, 2000; 5,000 vesting April 1, 2001; and 5,000 vesting April 1, 2002. Options will be exercisable for a period of time from the vesting date as defined by the Company's Stock Option Plan.

5. Pension Plan. If the Company develops a pension plan, you will be eligible to participate in the Company's plan at the first entry date.

6. Insurance Benefits. The Company will provide you with supplemental health insurance for you and your spouse. Such plan shall not exceed 50 British Pounds/month.

7. Club Fees. The Company will provide you with annual club fees not to exceed 800 British Pounds per year beginning January 1, 2000.

8. Vacation/Holiday. You are entitled to paid time off equal to 20 business days per year plus Bank Holidays.

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November 29, 1999
Mr. Tony Wilkinson
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9.      Business Expenses and Auto Allowance. You will receive reimbursement for normal, ordinary and reasonable business expenses upon your submission of receipts substantiating the expenses claimed in accordance with Company policy. In addition, you will receive an annual auto allowance of 5,000 British Pounds.

10. Confidentiality; Use of Licensed Software; Solicitation of Employees; Return of Property; Termination. You acknowledge that, in the course of your employment with the Company, you will have access to confidential information concerning the organization and functioning of the business of the Company, and that such information is a valuable trade secret and the sole property of the Company. Accordingly, except as required by law, legal process, or in connection with any litigation between the parties hereto with respect to matters arising out of this agreement, you agree that you will not, at any time during your employment with the Company or after such employment, whether such employment is terminated as a result of your resignation or discharge, disclose or furnish any such information to any person other than an officer of the Company, and you will make no use of any such information for your personal benefit.

        The Company licenses the use of computer software from a variety of outside companies and, unless authorized by the software developer, does not have the right to reproduce it. You may use software only in accordance with the license agreement, whether on local area networks or on multiple machines. If you learn of any misuse of software or related documentation within the Company, you must notify your department manager. If you make, acquire or use unauthorized copies of such computer software, you shall be disciplined as appropriate under the circumstances. Such discipline may include termination.

        You agree that for a period of two years from the date of voluntary or involuntary termination, you will not solicit on your behalf, or on behalf of a third party, any then current employee of the Company, to leave his or her employment with the Company for employment with another employer.

        You further agree that in the event of such termination, whether voluntary or involuntary, you will not remove from the offices of the Company any personal property that does not rightfully and legally belong to you and that you will return on the date of your said termination, to an authorized representative of the Company, any and all property belonging to the Company. You also agree that you will provide passwords on request for personal computer files.

11. At-Will Employment. You understand and agree that you are being employed for an unspecified term and that this is an "at-will" employment relationship. This means that either you or the Company may terminate your employment at will at any time with or without cause or notice. If the Company terminates your employment for any reason other than gross negligence or misconduct, the Company agrees to give you three months notice, plus pay you a severance package equal to three months of your base salary at the time of termination. This at-will aspect of your employment, which includes the right of the Company to transfer, discipline, demote and/or reassign, may not be modified, amended or rescinded except by an individual written agreement signed by both you and the Company's President. This letter sets forth the entire agreement between the parties and there are no prior or contemporaneous representations, promises or conditions, whether oral or written, to the contrary.
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November 29, 1999
Mr. Tony Wilkinson
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This offer of employment is contingent upon the satisfactory completion of a background check, verifying that the information provided by you on your application and resume is accurate and correct. The Company reserves the right to withdraw an offer of employment, or to terminate employment, at any time based on information arising from the background check.

If you are in agreement with the terms of this letter, please sign and return one copy of the enclosed letter to the Human Resource Department to effect the commencement of your employment. Please call if you have any questions or problems.

Sincerely,



/s/Randall L. Herrel, Sr.
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Randall L. Herrel, Sr.
President/CEO

ACCEPTED AND AGREED TO THIS
29th     DAY OF       November      , 1999
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/s/Tony Wilkinson
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Tony Wilkinson